SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Under Rule 14a-12

The Walt Disney Company

(Name of Registrant as Specified in Its Charter)

Trian Fund Management, L.P.

Trian Fund Management GP, LLC

Trian Partners, L.P.

Trian Partners Parallel Fund I, L.P.

Trian Partners Master Fund, L.P.

Trian Partners Fund (Sub)-G, L.P.

Trian Partners Strategic Investment Fund-A, L.P.

Trian Partners Strategic Investment Fund-N, L.P.

Trian Partners Strategic Fund-G II, L.P.

Trian Partners Strategic Fund-G III, L.P.

Trian Partners Strategic Fund-K, L.P.

Trian Partners Co-Investment Opportunities Fund, Ltd.

Nelson Peltz

Peter W. May

Edward P. Garden

Matthew Peltz

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

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The following contains statements by Trian Fund Management, L.P. that, from time to time, will be advertised on search engines and social media platforms that will direct viewers to www.RestoretheMagic.com. In some cases, references to “Disney” in these statements may be replaced with “DIS.”

Trian’s objective is to create long-term value at $DIS and reinstate the dividend by 2025.

It’s time to drive efficiencies, additional profits, & create long-term, sustainable value.

Trian is NOT advocating to replace Bob Iger, nor advocating for a break-up of Disney.

Trian is FOR ensuring successful CEO succession and reinvigorating the Disney “flywheel”.

Improve value for customers

Trian is NOT advocating for aggressive price increases at the expense of loyal customers.

We are FOR ensuring customers can get real value across all business lines.

Help get Disney back on track

Disney needs a shareholder voice in the Board. Learn about Nelson Peltz

Disney needs new perspective to improve performance. Learn more about Trian’s initiatives.

Learn about Trian’s objective

Disney’s trading near an 8-year low. Learn about Trian’s initiatives.

Restore the Disney dividend. Support experienced director Nelson Peltz

We are FOR ensuring customers can get real value across all business lines. Learn more.